FEDERAL SIGNAL
Moves. Cleans. Protects.

1333 Butterfield Road, Suite 500
Downers Grove, Illinois 60515
630.954.2000
federalsignal.com

FOR IMMEDIATE RELEASE

Federal Signal Completes Acquisition of Hog Technologies, A Leading U.S. Manufacturer of Road-Marking, Line-Removal and Waterblasting Equipment

Downers Grove, Illinois, February 12, 2025 — Federal Signal Corporation (NYSE: FSS) ("Federal Signal" or the "Company"), a leader in environmental and safety solutions, today announced that it has completed the acquisition of substantially all the assets and operations of Waterblasting, LLC, owner of Hog Technologies ("Hog"), a leading U.S. manufacturer of truck-mounted road-marking, line-removal, and waterblasting equipment for an initial purchase price of $78.1 million. The initial purchase price, which was funded through existing cash on hand and borrowings under the Company's revolving credit facility, is subject to certain customary adjustments for working capital and debt-like items. In addition, there is a contingent earn-out opportunity of up to $15 million, based on the achievement of specified financial targets during 2025. Additionally, Federal Signal has entered into a definitive agreement to acquire Hog's primary manufacturing facility in Stuart, Florida for $14.5 million.

Founded in 1988, Hog has established itself as a leading innovator serving infrastructure, municipal and airport markets, with a broad portfolio of products, including rubber- and paint-removal systems, pavement-marking and grinding trucks, and advanced waterblasting units. Hog has secured a leading position in the industry through its patented equipment designs, deep product expertise, technology leadership, and understanding of the specific requirements of its customers. One of Hog's unique innovations is a patented runway rubber-removal system, which is widely recognized and used by major airports across the globe.

"Our 150 team members take exceptional pride in manufacturing our suite of Hog products that keep our communities, highways and airport runways safe," said Vince Giordano, Hog's President.

"This acquisition is aligned with our strategic priorities of growing our best-in class specialty vehicle platform," said Jennifer L. Sherman, President and Chief Executive Officer. "Hog's product portfolio, experienced and talented management team, and strong presence in international and airport markets provide a unique opportunity to strengthen our leadership in the infrastructure maintenance sector, broaden our product offerings and unlock future growth opportunities. We are particularly excited about the synergies this transaction creates within our existing road-marking, line-removal, and waterblasting offerings. We also believe that Hog's technological advancements and expansive aftermarket parts and service business will enable Federal Signal to better serve our customers in the future."

"Federal Signal has been a valued long-term vendor and partner. We are excited to join forces to launch the next phase of growth at Hog," said James P. Crocker, Founder and CEO, Hog Technologies. "This partnership is a natural cultural fit with both companies exhibiting a shared vision of providing excellent customer service and maintaining strong local community connections."

Hog generated annual revenues of approximately $65 million in 2024, with aftermarket parts and services representing approximately 35% of total revenues. The transaction closed on February 12, 2025. The Company expects the acquisition to be accretive to earnings and cash flow in 2025. Management will issue its 2025 outlook, including the impact of Hog, later this month during its fourth quarter 2024 earnings call. About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer, and supplier of products and total solutions that serve municipal, governmental, industrial, and commercial customers. Headquartered in Downers Grove, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increases in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com